Exhibit 99.1

MEDIA RELEASE

American Campus Communities to acquire $862.8 million in high-quality assets

19 Select Kayne Anderson properties to join ACC’s best in class portfolio

AUSTIN, Texas, October 25, 2012 (BUSINESS WIRE) — American Campus Communities, Inc. (NYSE:ACC), the largest owner, manager and developer of high-quality student housing properties in the U.S., today announced that it had substantially completed its due diligence investigation relating to the acquisition of 19 select student housing properties with 12,049 beds, including 366 beds at an additional phase currently under development at an existing property, pursuant to purchase agreements with affiliates of Kayne Anderson Capital Advisors, L.P. for an aggregate of $862.8 million. The acquisition consideration consists of the assumption of approximately $396.2 million of outstanding mortgage debt and $466.6 million in cash. The mortgage debt to be assumed currently has a weighted average interest rate of 5.28 percent per annum and weighted average term to maturity of 8.3 years.

The acquisition of the existing properties is expected to close in the fourth quarter of 2012 and is subject to certain closing conditions, including obtaining various lender consents. The acquisition of the development property, which is expected to close during the third quarter of 2013, is further subject to satisfactory completion of such property. After the acquisition of the existing properties, ACC will be the leasing and management agent for the development property. Completion of the transaction is not subject to financing and does not require approval by ACC stockholders. American Campus intends to fund the purchase price with available cash, borrowings under its revolving credit facility, a bridge loan facility and/or the sale of debt or equity securities.

“We believe these 19 select assets offer high-quality products and locations in Tier 1 markets,” said Bill Bayless, ACC CEO. “Furthermore, approximately 75 percent of the select portfolio is an average of 0.3 miles from campus in submarkets with barriers to entry. We are excited about this opportunity to create substantial value by overlaying our operating platform on this portfolio.”

These assets provide operational upside with a current occupancy of 92.3 percent for the 2012 – 2013 academic year. The company also expects to bring efficiencies with its proven operating platform that will replace six different third-party managers. With approximately 90 percent of the beds built within the last four years, the weighted average age of the portfolio is 3.7 years. Upon closing of this transaction, ACC believes there will be synergies from nine new properties located in seven existing ACC markets along with the addition of seven new Tier 1 markets. The company anticipates investing $12.3 million in amenity upgrades and capital improvements to drive future rental rate and revenue growth. The projected year-one cap rate is 6.0 percent nominal (inclusive of upfront capital improvements) and 5.7 percent economic (inclusive of the assumed $200 per bed capital reserves, upfront capital improvements, $4.4 million in loan assumption costs, and $4.8 million in transaction expenses).

The select portfolio consists of the following 19 assets:

•	The Lofts of Kennesaw, 795 beds, Kennesaw State University

•	Aspen Heights, 308 beds, Louisiana State University

•	The Cottages of Baton Rouge, 1,290 beds, Louisiana State University

•	The Lodges of East Lansing, Phases I and II, 1,049 beds, Michigan State University

•	The Province – Rochester, 816 beds, Rochester Institute of Technology

•	25Twenty, 562 beds, Texas Tech University

•	5 Twenty Five Angliana, 320 beds, University of Kentucky

•	5 Twenty Four Angliana, 740 beds, University of Kentucky

•	The Province – Louisville, 858 beds, University of Louisville

•	Grindstone Canyon, 384 beds, University of Missouri

•	The Cottages of Columbia, 513 beds, University of Missouri

•	Forest Village/Woodlake, 704 beds, University of Missouri

•	The Cottages of Durham, 619 beds, University of New Hampshire

•	The Province – Greensboro, 696 beds, University of North Carolina at Greensboro

•	West 27th Place, 475 beds, University of Southern California

•	The Province – Tampa, 947 beds, University of South Florida

•	The Lofts at Capital Garage, 144 beds, Virginia Commonwealth University

•	RAMZ Apartments on Broad, 172 beds, Virginia Commonwealth University

•	The Province – Dayton, 657 beds, Wright State University

About American Campus Communities

American Campus Communities, Inc. is the largest developer, owner and manager of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, and operational management of student housing properties. American Campus Communities owns 141 student housing properties containing approximately 85,500 beds. Including its owned and third-party managed properties, ACC’s total managed portfolio consists of 169 properties with approximately 108,300 beds. Visit www.americancampus.com or www.studenthousing.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which American Campus operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties related to the proposed transactions (including but not limited to (i) the occurrence of any effect, event, development or change that could give rise to the termination of the purchase agreements, (ii) the inability to complete the proposed transactions, (iii) the failure of any party to satisfy the conditions to the closing of the transactions and (iv) the failure of ACC to obtain the necessary lender consents). These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact:

American Campus Communities, Inc., Austin

Gina Cowart, 512-732-1000

Investor Relations